UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2012

Integral Vision, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-12728 (Commission File Number)	38-2191935 (I.R.S. Employer Identification No.)

49113 Wixom Tech Drive, Wixom, Michigan (Address of principal executive offices)		48393 (Zip Code)

Registrant’s telephone number, including area code: 248-668-9230

N/A
(Former name or former address, if changed since last report.)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 12, 2008, Integral Vision, Inc. (the “Company”) entered into the Fifth Amended and Restated Note and Warrant Purchase Agreement (the “Agreement”), pursuant to which the Company agreed to sell certain Class 2 Notes, Class 2 Warrants and Class 3 Notes to the investors party to the Agreement (the “Investors”).

Investors have purchased notes pursuant to the Agreement from time to time, and the proceeds from such sales were used to fund the Company’s operations. However, since a purchase of a note made by a related party on July 26, 2012, the Company has been unable to sell additional notes under the Agreement. We have begun the process of seeking alternative sources of capital to fund our operating expenses and working capital needs; however, there can be no assurance that the Company will raise funding sufficient to continue operating as a going concern.

As of August 14, 2012, the Company was finalizing ongoing negotiations with a significant customer that requested the Company delay shipment of $667,500 of orders it previously made. The Company anticipates that it will be able to retain the down payment on these orders to cover the expense of work already done, which will mitigate the financial impact of the delay. Final delivery dates for the delayed orders have not been specified. The lack of clarity regarding an ultimate delivery date, and uncertainty regarding new orders from this customer, have partly contributed to the Company’s difficulties in raising additional funding. While the Company still anticipates that additional material orders will be forthcoming from this customer, they will be delayed from initial expectations and we do not know if or when such additional material orders will actually be made. We do, however, anticipate receiving smaller orders from such customer over the next several months.

Based on the foregoing, the Company has made certain short-term payroll reductions and other structural changes that are intended to reduce operating expenses until additional sources of capital have been obtained.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL VISION, INC.

Dated: August 15, 2012	By:	/s/ Mark R. Doede
Mark R. Doede President, Chief Operating Officer and Chief Financial Officer